                            MAYER, BROWN, ROWE & MAW

                            190 SOUTH LA SALLE STREET

                          CHICAGO, ILLINOIS 60603-3441

                                                                  MAIN TELEPHONE
                                                                  (312) 782-0600
                                                                     MAIN FAX
                                                                  (312) 701-7711

                                  June 4, 2003

To the Persons Listed on Schedule I Attached Hereto

         Re: Agreement and Plan of Reorganization for the Exchange of Stock of the Morgan Stanley Growth Fund for Substantially All of the Assets of the Morgan Stanley Tax-Managed Growth Fund, dated as of April 24, 2003 (the "Reorganization Agreement")

Ladies and Gentlemen:

         We have acted as counsel to the Morgan Stanley Tax-Managed Growth Fund ("Tax-Managed Growth") and the Morgan Stanley Growth Fund ("Growth") in connection with the proposed transfer of substantially all of the assets of Tax-Managed Growth to Growth and certain other transactions related thereto pursuant to and in accordance with the terms of the Reorganization Agreement (the "Reorganization"). You have requested that we provide an opinion regarding the treatment of the Reorganization under the Internal Revenue Code of 1986, as amended (the "Code"), and the accuracy of the tax disclosures in the proxy statement and prospectus (the "Proxy Statement/Prospectus") on Exhibit 12 of Part C of the Form N-14 Registration Statement.

         In connection with rendering these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Reorganization Agreement, (ii) the Registration Statement on Form N-14 for the Reorganization, and the Proxy Statement/Prospectus and other documents, exhibits, attachments and schedules contained therein, (iii) written representations of Morgan Stanley Investment Advisors Inc. (the "Advisor") concerning certain facts underlying and relating to the Reorganization set forth in a letter dated June 4, 2003, and (iv) such other documents and materials as we have deemed necessary or appropriate for purposes of the opinions set forth below. Capitalized terms used herein without definition have the meanings ascribed to them in the Reorganization Agreement.

         In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. We have not made an independent investigation of the facts set forth either in the Registration Statement, the Reorganization Agreement or such other documents that we have examined. We have consequently assumed in rendering these opinions that the information presented in such documents or otherwise



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      Mayer, Brown, Rowe & Maw is a U.S. General Partnership. We operate in combination with our associated English partnership in the offices listed above.

MAYER, BROWN, ROWE & MAW

June 4, 2003
Page 2


furnished to us accurately and completely describes in all material respects all facts relevant to the Reorganization.

         We have also assumed for purposes of rendering our opinions (i) the accuracy of, and material compliance with, the representations of the Advisor set forth in the letter referred to above, (ii) the accuracy of, and material compliance with, the representations, warranties, covenants and agreements of Tax-Managed Growth and Growth made in the Reorganization Agreement, and (iii) that there are no agreements or understandings other than those of which we have been informed that would affect our conclusions set forth below.

         The opinions set forth below are based on the Code, the legislative history with respect thereto, rules and regulations promulgated thereunder, and published rulings, court decisions and administrative authorities issued with respect to all of the foregoing, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be asserted by the Internal Revenue Service.

         Any change occurring after the date hereof in, or a variation from, any of the foregoing factual or legal bases for our opinions could affect the conclusions set forth below.

         In addition, the opinions expressed herein are given as of the date hereof and we express no obligation to advise you of any changes in the law or events that may hereafter come to our attention that could affect our opinions set forth below.

         Based on the foregoing, we are of the opinion that, for Federal income tax purposes:

         1. The summaries of U.S. Federal income tax consequences set forth in the Proxy Statement/Prospectus under the headings "Synopsis - Tax Consequences of the Reorganization," "The Reorganization - The Board's Consideration" and "The Reorganization - Tax Aspects of the Reorganization" are accurate in all material respects as to matters of law and legal conclusions.

         2. The transfer of Tax-Managed Growth's assets in exchange for Growth Shares and the assumption by Growth of certain stated liabilities of Tax-Managed Growth followed by the distribution by Tax-Managed Growth of Growth Shares to the Tax-Managed Growth Shareholders in exchange for their Tax-Managed Growth shares pursuant to and in accordance with the terms of the Reorganization Agreement will constitute a "reorganization" within the meaning of section 368(a)(1)(C) of the Code, and Tax-Managed Growth and Growth will each be a "party to a reorganization" within the meaning of section 368(b) of the Code.

         3. No gain or loss will be recognized by Growth upon the receipt of the assets of Tax-Managed Growth solely in exchange for Growth Shares and the assumption by Growth of the stated liabilities of Tax-Managed Growth.

MAYER, BROWN, ROWE & MAW

June 4, 2003
Page 3

         4. No gain or loss will be recognized by Tax-Managed Growth upon the transfer of the assets of Tax-Managed Growth to Growth in exchange for Growth Shares and the assumption by Growth of the stated liabilities of Tax-Managed Growth or upon the distribution of Growth Shares to the Tax-Managed Growth Shareholders in exchange for their Tax-Managed Growth shares.

         5. No gain or loss will be recognized by the Tax-Managed Growth Shareholders upon the exchange of the Tax-Managed Growth shares for Growth Shares.

         6. The aggregate tax basis for the Growth Shares received by each Tax-Managed Growth Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Tax-Managed Growth shares held by each such Tax-Managed Growth Shareholder immediately prior to the Reorganization.

         7. The holding period of the Growth Shares to be received by each Tax-Managed Growth Shareholder will include the period during which the Tax-Managed Growth shares surrendered in exchange therefor were held (provided such Tax-Managed Growth shares are held as capital assets on the date of the Reorganization).

         8. The tax basis of the assets of Tax-Managed Growth acquired by Growth will be the same as the tax basis of such assets to Tax-Managed Growth immediately prior to the Reorganization.

         9. The holding period of the assets of Tax-Managed Growth in the hands of Growth will include the period during which those assets were held by Tax-Managed Growth.

         These opinions are being provided to you solely in connection with the filing of the Registration Statement for the Reorganization. This opinion may not be relied upon by you for any other purposes or relief upon by or furnished to any other person without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and to all references to this firm under the headings "Synopsis - Tax Consequences of the Reorganization" and "The Reorganization - Tax Aspects of the Reorganization" in the Proxy Statement/Prospectus.

                                           Sincerely,

                                           /s/ MAYER, BROWN, ROWE & MAW

                                           MAYER, BROWN, ROWE & MAW

JRB/KRA

MAYER, BROWN, ROWE & MAW

June 4, 2003
Page 4


                                   Schedule I

Morgan Stanley Tax-Managed Growth Fund
1221 Avenue of the Americas
New York, New York 10020

Morgan Stanley Growth Fund
1221 Avenue of the Americas
New York, New York 10020